Exhibit 4.4
                   DESCRIPTION OF OPTION LIQUIDITY INSTRUMENT

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This description is a free translation of the French "Information sur les
Instruments de Liquidite sur Options" to which it shall be referred in case of discrepancy.



                                 INFORMATION ON
                      INSTRUMENTS FOR LIQUIDITY ON OPTIONS
                     (INSTRUMENTS DE LIQUIDITE SUR OPTIONS)





             FREE ALLOCATION OF INSTRUMENTS FOR LIQUIDITY ON OPTIONS
                 (ILOs) TO THE HOLDERS OF ORANGE OPTIONS WHO ARE
              BENEFICIARIES OF A LIQUIDITY AGREEMENT. THE ILOs ARE
               COMPOSED OF WARRANTS EXERCISABLE IN CASH AND/OR NEW
                 SHARES AND/OR EXISTING SHARES OF FRANCE TELECOM




The present document was not object of a request of visa from French Autorite des Marches Financier

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                                Table of Contents

CHAPTER I SUMMARY .............................................................3
     1.1   Context ............................................................3
     1.2   Number of Issued ILOs ..............................................3
     1.3   Allocation of ILOs .................................................3
     1.4   Non-transferability and the conditions for exercising the ILOs .....3
     1.5   Consideration made by France Telecom on the exercise of the ILOs ...4
     1.6   Exercise period ....................................................4
     1.7   The dividends of the shares issued upon the exercise of the ILOs ...5
     1.8   The listing of the ILOs ............................................5
     1.9   Applicability of Liquidity Agreement remains in force ..............5
     1.10  Contact ............................................................5
CHAPTER II FRAMEWORK OF THE ALLOCATION ........................................6
     2.1   Authorization ......................................................6
     2.2   Authorization of the issuance by the board of directors ............6
     2.3   Timetable for the transaction ......................................6
CHAPTER III CHARACTERISTICS OF THE ILOS .......................................7
     3.1   Nature, form, allocation and delivery of the ILOs ..................7
     3.2   The Listing of the ILOs ............................................7
     3.3   Rights attached to the ILOs.........................................7
     3.4   Exercise Conditions of the ILOs ....................................8
     3.5   Exercise period of the ILOs ........................................9
     3.6   Dividends and rights attached to the shares resulting from the exercise of the ILOs ...............................................9
     3.7   Suspending the exercise of ILOs ....................................9
     3.8   Maintenance of the rights of ILO holders ...........................9
     3.9   Information for the ILO holders in the event of an adjustment or a suspension of the right to exercise ILOs ..........................10
     3.10  Non-transferability and repurchase of the ILOs ....................10
     3.11  ILO Tax regime ....................................................10
     3.12  Impact of the exercise of ILOs ....................................10
     3.13  Shares issued upon the exercise of ILOs ...........................10
     3.14  Negotiability of shares ...........................................11
     3.15  Listing of the new shares issued from the exercise of the ILOs ....12
     3.16  Other listings ....................................................12
     3.17  Tax regime of the Company shares issued from the exercise of ILOs..12
     3.18  Masse of ILO holders ..............................................12
     3.19  Competent courts in the event of legal proceedings ................14


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                                CHAPTER I SUMMARY

          PRINCIPAL CHARACTERISTICS OF THE ISSUANCE OF INSTRUMENTS FOR
             LIQUIDITY ON OPTIONS ("ILOs") TO THE HOLDERS OF ORANGE OPTIONS WHO ARE BENEFICIARIES OF A LIQUIDITY AGREEMENT

1.1      Context

Following the Compulsory Buy-Out (Offre Publique de Retrait suivie dun Retrait Obligatoire) targeting the Orange shares (visa No. 03-1012 granted on November 17, 2003), France Telecom offered to sign a liquidity agreement (Contrat de Liquidite, or "Liquidity Agreements") with the holders of Orange stock options.

In accordance with the terms of the Liquidity Agreement, the Orange shares described in the Liquidity Agreement are automatically transferred to France Telecom when they are exercised. In consideration for these Orange shares, France Telecom may elect to remit new or existing France Telecom shares or cash or a combination of shares and cash.

This consideration is calculated on the basis of the exchange ratio retained in the Simplified Exchange Offer (Offre Publique d'Echange Simplifiee) targeting the Orange shares (visa No. 03-791 granted on September 9, 2003), adjusted, if applicable, in the event of transactions on France Telecom's share capital as provided for in Articles L.225-181 of the French Commercial Code (Code de Commerce) and 174-9 A of the Decree No. 67-236 of March 23, 1967 on commercial companies.

Following the decision by France Telecom's shareholders to proceed with a distribution of (euro)0.25 per share by way of a deduction from the line item "Issuance premium", voted at the general meeting of April 9, 2004, and in accordance with Article 3 of the Liquidity Agreement, the exchange ratio was raised, as from May 7, 2004, from 0.440 France Telecom share for one Orange share to 0.445 France Telecom share for one Orange share.

In accordance with the terms of the Liquidity Agreement, France Telecom decided to proceed with the free allocation of Instruments for Liquidity on Options ("ILOs"), consisting of warrants exercisable in cash and/or in new and/or existing France Telecom shares, for the benefit of the beneficiaries of a Liquidity Agreement, in order to facilitate the issuance, transfer and delivery of France Telecom shares in connection with the Liquidity Agreements.



1.2      Number of Issued ILOs

The total number of ILOs issued and freely allocated to the holders of Orange options who are beneficiaries of a Liquidity Agreement amounts to 81 791 153 ILO.

Subject to France Telecom's discretionary option to remit cash, on the basis of a current exchange ratio of 0.445 France Telecom share per Orange share, France Telecom may remit at present, according to this undertaking, a maximum of 36 397 063 million new or existing shares.



1.3      Allocation of ILOs

One ILO per Orange stock option is allocated free of charge to the 8 326 holders of Orange options who are beneficiaries of a liquidity agreement.


1.4      Non-transferability and the conditions for exercising the ILOs

The ILOs are non-transferable, except to France Telecom.


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The ILO holders must be a party to a Liquidity Agreement and present the Orange shares corresponding to the exercise of the ILOs in order to exercise all or a part of their ILO. The exercise of the ILOs will be conducted by presenting a notification in accordance with the terms of paragraph 3.4 "Exercise conditions of the ILOs."



1.5      Consideration made by France Telecom on the exercise of the ILOs.

Subject to the Notification described in paragraph 3.4 "Exercise Conditions of the ILOs" and in particular the presentation of Orange shares, and according to the terms set forth in section 3.3 "Rights attached to the ILOs", one (1) ILO will give its holder the right to one of the following forms of consideration at France Telecom's option:

- Cash for an amount corresponding to the number of Orange shares presented in the Notification, multiplied by the exchange ratio of the Simplified Exchange Offer (as adjusted in accordance with the terms of section 3.8 "Maintenance of the rights of the ILO holders") and the average of the closing prices for the France Telecom shares during the 20 market days preceding the date that the aforementioned Notification is filed;

- A number of new or existing shares corresponding to the number of Orange shares presented in the Notification, multiplied by the exchange ratio of the Simplified Exchange Offer (as adjusted in accordance with the terms of section
  3.8 "Maintenance of the rights of ILO holders"), adjusted to take into account potential fractional shares (in accordance with the terms of section 3.3 "Rights attached to the ILOs");

- A combination of cash and shares.

When France Telecom pays the consideration in cash, the ILOs shall give the right to the same amount as stipulated in the Liquidity Agreements. When the consideration chosen by France Telecom is shares, the ILOs will give the right to the same number of France Telecom shares as stipulated in the Liquidity Agreements.

Furthermore, it is specified that as a result of Decree no. 2005-112 of February 10, 2005 coming into force amending the decree of March 23, 1967 on commercial companies, the calculation of the amount to be paid to the ILO holder in the event of fractional shares resulting from the issuance of new shares was modified as compared with the Liquidity Agreement. It is now calculated on the basis of the listed price of the market day preceding the filing day of the notification of the exercise of the ILOs and no longer on the basis of the average of the 20 market days preceding the exercise date of the Orange options. See section 3.3 "Rights attached to the ILOs" for the exact formula.

As an example, on the basis of an Exchange Ratio of 0.445, an average of the closing prices of France Telecom shares during the previous 20 business days preceding the filing of the Notification equal to 25,5 euros and a price of France Telecom shares on the day preceding the filing of the Notification of 26 euros, the consideration to be delivered by France Telecom for the exercise of 100 ILO, upon the presentation of 100 Orange shares, will be:

      - If the consideration is in cash: 1 134,75 euros;

      - If the consideration is in new shares: 44 France Telecom shares and 13 euros;

      - If the consideration is in existing shares: 44 France Telecom shares and 12,75 euros.


1.6      Exercise period

The issuance date of the ILOs shall be the date that the ILOs are freely allocated, in accordance with the decision of the Company's Chief Executive Officer acting on delegation of the board of directors.

Subject to section 3.4 "Exercise conditions of the ILOs" and 3.7 "Suspending the exercise of the ILOs," the ILOs may be exercised at any time from the issuance date until the closest of the following two dates: five business days after the date on which the last Orange option will no longer be exercisable and December 31, 2017 (inclusive). The ILOs which are not exercised by their maturity date shall become void and be cancelled.


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1.7      The dividends of the shares issued upon the exercise of the ILOs

As from their issuance, the new France Telecom shares subscribed to by exercise of the ILOs will be subject to all statutory provisions and will be completely assimilated with existing shares. For all distributions of profits which may be decided after their issuance, these new shares shall receive the same net amount as the one that may be allocated to the existing shares of the same nominal value.

The existing France Telecom shares acquired by exercise of the ILOs shall be ordinary existing shares which will grant to their holders, as from their delivery, all pecuniary rights which are attached to them.



1.8      The listing of the ILOs

No application to list the ILOs will be made.



1.9      Applicability of Liquidity Agreement remains in force

The Liquidity Agreements remain in force. However, in accordance with Article 8(b) of the Liquidity Agreements and in connection with the implementation of the ILOs: (i) the beneficiaries of Liquidity Agreements who have received ILOs may not transfer the Orange shares subject to the Liquidity Agreements other than by way of exercise of the ILOs, in accordance with the terms provided in Chapter III below; (ii) Articles 4(b) and 5(c) of the Liquidity Agreements will be considered amended to be applicable to the exercise of the ILOs, in such a way that each ILO holder shall have to complete, sign and date an ILO exercise notification, as well as all any other requested documents, for each exercise of Orange options that are subject to the Liquidity Agreement and give France Telecom an irrevocable power of attorney to complete, sign and date these different documents, in its name and for its account, it being understood that all such transactions may be effected by electronic means, subject to the prior agreement of France Telecom and (iii) the terms of the Liquidity Agreement will be considered amended in such a way as to be compatible with laws and regulations applicable to the ILOs.



1.10     Contact

For further information or additional explanations, all inquiries should be addressed to :

Orange Share Team
e-mail address: international.shareteam@orange.co.uk

Documents containing financial information can also be consulted on France Telecom's website (www.francetelecom.com).


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                     CHAPTER II FRAMEWORK OF THE ALLOCATION

This free allocation of ILOs consisting of warrants exercisable in cash and/or in new and/or existing France Telecom shares is reserved to holders of Orange stock options who are beneficiaries of a Liquidity Agreement.

It is designed to implement a simplified system for the issue, sale and delivery of France Telecom shares to the holders of ILOs (the "ILO Holders") in connection with the Liquidity Agreement.

The principal terms and conditions of the offer are set out in chapter III below.


2.1      AUTHORIZATION

The extraordinary and ordinary general shareholders' meetings of April 22, 2005 voted the following financial authorization:

      - delegation given to the Board of Directors, for an 18 month period as of the date of the general meeting, in order to proceed on one or several occasions, in the proportion and at the times it sees fit, with the issuance and free allocation of ILOs consisting of warrants exercisable in cash and/or in ordinary existing and/or new France Telecom shares, with a waiver of preferential subscription rights in favor of holders of Orange stock options who are beneficiaries of a Liquidity Agreement, and for which payment of the subscription price may be made through set off.

This delegation includes, in particular, the responsibility of establishing a specific list of beneficiaries within this category and the number of ILOs to be allocated to each of them. The Board of Directors must draw up an additional report certified by the independent auditors detailing the definitive conditions of the transaction at the next ordinary shareholders' meeting, once the Board has exercised the delegation.



2.2      AUTHORIZATION OF THE ISSUANCE BY THE BOARD OF DIRECTORS

Pursuant to the authorization given to it by the extraordinary and ordinary general shareholders' meetings of France Telecom held on April 22, 2005, the Board of Directors, in its meeting held on June 28, 2005, has decided the principle of an issuance and free allocation of ILOs to the holders of Orange stock options who are beneficiaries of a Liquidity Agreement at a rate of one ILO for one Orange stock option.

Furthermore, the Board of Directors has delegated all powers to its Chairman and Chief Executive Officer (President Directeur General) in order to carry out this issuance and free allocation of ILOs, within a maximum number of 87 000 000 ILOs.



2.3      TIMETABLE FOR THE TRANSACTION

April 22, 2005            Decision of the extraordinary and ordinary general
                          shareholders' meetings

June 28, 2005             Decision of the Board of Directors

August 23, 2005           Commencement of the free allocation of ILOs according
                          to the decision of the Company's Board of Directors


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                     CHAPTER III CHARACTERISTICS OF THE ILOs

3.1      NATURE, FORM, ALLOCATION AND DELIVERY OF THE ILOs

The ILOs are warrants exercisable into cash and/or new shares and/or existing France Telecom shares. They are securities that give access to the share capital within the meaning of Article L.228-91 of the French Commercial Code.

The ILOs shall only be delivered in fully registered form and registered in an account at BNP Paribas Securities Services, Les Collines de l'Arche, 92057 Paris La Defense or any other registration agent that may be appointed at a later date by France Telecom (the "Registrar").

The ILOs will be allocated freely to holders of Orange options who are beneficiaries of a Liquidity Agreement pursuant to the decision of the Company's Chief Executive Officer acting upon delegation of the Board of Directors (the "Issuance Date") as described in section 2.2 " Authorization of the Issuance by the Board or Directors ".

The ILOs will not be admitted to trading on Euroclear France or any other clearing house handling the clearance of securities between registration agents.



3.2      THE LISTING OF THE ILOs

No request will be made to list the ILOs.


3.3      RIGHTS ATTACHED TO THE ILOs

The only rights attached to the ILOs are to be exercised in accordance with section 3.4 "Exercise conditions of the ILOs" against the payment of a consideration in cash and/or in existing shares and/or new France Telecom shares, according to the following terms:

(a) If the consideration is paid in cash, the ILO Holder shall receive, upon the presentation of a number N of Orange shares resulting from the exercise of one Orange option by an ILO Holder (the "Presented Shares") an amount equal to (x) the number N of Presented Shares multiplied by (y) the Exchange Ratio and by the Average Price (the "Cash Amount").

(b) If the consideration is paid in new France Telecom shares, the ILO Holder shall receive, upon the presentation of N Presented Shares and payment of the subscription price of the new shares by way of offset as provided below, a number of new France Telecom shares which shall be equal to (x) the number of the N Presented Shares multiplied by (y) the Exchange Ratio. The subscription price of the new shares shall be equal to the Cash Amount (less the Fractional Amount of the New Shares, if any). It will be paid up to the Cash Amount (less the Fractional Amount of the New Shares, if any), by way of set-off with the receivable held by the ILO Holder against France Telecom pursuant to the transfer of the N Presented Shares.

    The number of new France Telecom shares delivered upon exercise of the ILOs will be a whole number. In case of fractional shares, the number of France Telecom shares shall be rounded down to the nearest whole number. The payment of the remaining fractional share by France Telecom to the ILO Holder shall be carried out in cash for an amount equal to the Share Price of the Previous Day multiplied by said fractional share (the "Fractional Amount of the New Shares") as provided in the decree dated March 23, 1967 on commercial companies (the "Decree"). This Fractional Amount of the New Shares will be rounded to the closest hundredth (with 0.005 to be rounded up to 0.01).

    The ILOs exercised on the same date shall be grouped by ILO Holder and by exercise for the calculation of fractional shares in relation to this paragraph.


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(c) If the consideration is paid in existing France Telecom shares, the ILO holder shall receive, upon presentation of N Presented Shares, the number of existing France Telecom shares corresponding to (x) such number N of Presented Shares multiplied by (y) the Exchange Ratio.

    The number of existing France Telecom shares delivered upon exercise of the ILOs will be a whole number. In case of fractional shares, the number of France Telecom shares shall be rounded down to the nearest whole number. The payment of the remaining fractional share by France Telecom to the ILO Holder shall be carried out in cash, for an amount equal to the Average Price multiplied by said fractional share (the "Fractional Amount of the Existing Shares").

    The ILOs exercised on the same date shall be grouped by ILO Holder and by exercise for the calculation of fractional shares in relation to this paragraph.

(d) If the consideration is paid in new and/or existing France Telecom shares and/or in cash, the above-mentioned principles shall apply to each element of the consideration received by the ILO Holder.

France Telecom, at its own discretion, shall elect the type of consideration. Ownership of the Presented Shares shall be transferred to France Telecom.

"Number N" shall mean the whole number of Orange shares resulting from the exercise of one Orange option on the date of exercise of an ILO, it being noted that in the event of a simultaneous exercise of multiple options by an ILO Holder, all Orange shares resulting from such exercise will be taken into account for determining the Number N and for the purposes of the calculation on the consideration paid by France Telecom.

"Average Price" shall mean the average closing price of France Telecom shares (as published by Euronext Paris for each given Market Day) of the 20 Market Days preceding the filing date of a duly completed and valid Notification. The Average Price will be rounded to the closest hundredth (with 0.005 to be rounded up to 0.01).

"Share Price of the Previous Day" shall mean the closing price of France Telecom shares (as published by Euronext Paris) on the Market Day preceding the filing day of the duly completed and valid Notification.

"Market Day" shall mean a day where Euronext Paris is open for usual trading, including trading of ordinary France Telecom shares, other than a day where Euronext Paris is open for trading but stops trading before the usual closing hour.

"Exchange Rate" shall mean 0.445, as this figure may be adjusted in accordance with section 3.8 "Maintenance of the rights of ILO holders".



3.4      EXERCISE CONDITIONS OF THE ILOs

The exercise of the ILOs by ILO Holders, who will have to be a beneficiary of an enforceable Liquidity Agreement, shall be carried out through a notification as set forth below (the "Notification"), on a business day, to the Registrar centralizing the operations.

The Notification shall consist of the delivery to the Registrar, with a copy to the Orange Share Team or any other entity which may replace it in managing the Orange Options (the "Options Management Team"), of an exercise form containing a transfer order of the Presented Shares for the benefit of France Telecom according to the model provided by the Options Management Team, which must be correctly completed and duly validated. The form shall be sent by mail or any other means accepted by France Telecom.

The Notification shall be considered as presentation of the Presented Shares in view of their sale to France Telecom. If the Presented Shares are issued after the above-mentioned form has been delivered, the Notification shall be considered complete, valid and effective only when the Presented Shares are validly issued.


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3.5      EXERCISE PERIOD OF THE ILOs

The ILOs may be exercised at any time from the Issuance Date until the closest of the two following dates ("Maturity Date"): five business days after the date on which the last Orange option will no longer be exercisable and December 31, 2017 (inclusive).

The ILOs which will not have been exercised by the Maturity Date shall be void and cancelled. Any ILO may only be exercised once and shall be automatically cancelled after its exercise.



3.6 DIVIDENDS AND RIGHTS ATTACHED TO THE SHARES RESULTING FROM THE EXERCISE OF THE ILOs

As from their issuance, the new France Telecom shares subscribed to by the exercise of the ILOs will be subject to all statutory provisions and will be completely assimilated into existing shares. For all distributions of profits which may be decided after their issuance, these new shares shall receive the same net amount as the one that may be allocated to the existing shares of the same nominal value.

The existing France Telecom shares acquired through the exchange of the ILOs shall be ordinary existing shares which will grant to their holders, as from their delivery, all pecuniary rights which are attached to them.

The existing and/or new shares shall be delivered in fully registered form and accounted by the Registrar in the name of the ILO Holder. If the ILO Holder requests the transfer of such shares, France Telecom shall proceed with the order to transfer within a reasonable time period as from either the accounting or the date of the request.

All transfers of shares shall be suspended for the entire time period during which such a transfer would be prohibited by law.



3.7      SUSPENDING THE EXERCISE OF ILOs

In accordance with Articles L.225-149-1 of the French Commercial Code and 165-1 of the Decree, in the event of an issuance of new shares or new securities giving access to the share capital as well as in the event of a merger or demerger of France Telecom, the Board of Directors may suspend the allocation of France Telecom shares through the exercise of the ILOs. The maximum duration of the suspension will be the maximum duration as set forth in the applicable laws and regulations as of the date of the suspension, the maximum duration provided for being 3 months at this time. If, at the date of the suspension, no legal or regulatory provision is applicable, then the terms of the Liquidity Agreement will apply.



3.8      MAINTENANCE OF THE RIGHTS OF ILO HOLDERS

In the event of transactions on France Telecom's share capital occurring after the date of France Telecom's extraordinary shareholders' meeting which voted the authorization to issue and allocate the ILOs, France Telecom will adjust the Exchange Ratio pursuant to Articles L.228-98 to L.228-101 of the French Commercial Code and the implementation conditions of Article L.228-99 as provided by the Decree, and, if relevant, all amendments or future additions to these provisions. In order to calculate said adjustment, when a choice is explicitly offered between different periods and reference time frames, France Telecom shall always use the values corresponding to the shortest period and the one closest to the event leading to the adjustment and will apply Article 242-12 l (a) of the Decree.

The Exchange Ratio will be rounded to the closest thousandth (with 0.0005 being rounded up to 0.001).

In the event the Exchange Ratio is adjusted, the Exchange Ratio shall mean the Exchange Ratio as adjusted and any subsequent adjustments will be carried out on the basis of such newly calculated and rounded Exchange Ratio.

In any case, the ILOs may only result in the delivery of a whole number of France Telecom shares. The payment of fractional shares is described above (section 3.3).


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France Telecom may modify the rules of the repartition of profits and amortize its capital without authorization of the Masse of ILO Holders (see section 3.18 below, "Masse of ILO Holders"), and issue preferential shares, provided it has undertaken all measures necessary to maintain the rights of ILO holders pursuant to Article L. 228-99 of the French Commercial Code and Articles 242-8 et seq. of the Decree, and, where relevant, to all amendments or future additions to these provisions.



3.9 INFORMATION FOR THE ILO HOLDERS IN THE EVENT OF AN ADJUSTMENT OR A SUSPENSION OF THE RIGHT TO EXERCISE ILOs

In the event of a suspension to the right to exercise ILOs as provided in paragraph 3.7 above or an adjustment as provided in paragraph 3.8 above, these events will be disclosed to the ILO Holders participating in this issuance by France Telecom by letter or electronic means to the private or business address of the ILO Holder and, if necessary, by any other means set by the laws and regulations in effect at the date such information is disclosed.



3.10     NON-TRANSFERABILITY AND REPURCHASE OF THE ILOs

The ILOs are non-transferable, except to France Telecom. This non-transferability does not prevent them from being passed down through inheritance.

France Telecom may repurchase the ILOs at any time before the Maturity Date. This repurchase will not affect the underlying Orange shares nor Liquidity Agreements.

The ILO Holders will be informed of this decision in accordance with applicable regulations at the date on which the repurchase is announced.



3.11     ILO TAX REGIME

The tax section has been intentionally omitted.



3.12     IMPACT OF THE EXERCISE OF ILOs

Taking into account the characteristics of the ILOs, this allocation should not have an impact on the France Telecom's share price.

Subject to France Telecom's discretionary option to remit cash on the basis of a current exchange ratio of 0.445 France Telecom share per Orange share, France Telecom may remit at present, according to this undertaking, a maximum of 36 397 063 million new or existing shares.


3.13     SHARES ISSUED UPON THE EXERCISE OF ILOs

3.13.1   Nature and form of the shares

The shares may be in registered or bearer form at the shareholder's discretion. The shares, regardless of their form, will be required to be registered in the accounts held, as the case may be, by the Company (or a representative that it has selected) or an authorized intermediary. The rights of the holders will thus be accounted in their name with an authorized intermediary of their choice for securities in bearer form, with an authorized intermediary of their choice and BNP Paribas Securities Services, representative of the Company or any other representative who may replace it, for securities in registered form, and with BNP Paribas Securities Services, representative of the Company or any other representative who may replace it, for securities in fully registered form.


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3.13.2   Rights attached to the shares

The shares acquired and/or issued following the exercise of the ILOs will be subject to all statutory provisions. For all distributions of profits which will be decided after their issuance, these new shares shall receive the same net amount as that which may be allocated to the existing shares of the same nominal value. As a consequence, the new shares will be entirely assimilated into such shares as from their issuance.

Each share shall entitle its holder to a portion of the corporate profits and assets proportional to the amount of capital represented thereby, taking into account, where necessary, the amortized and non amortized share capital, whether or not it is fully paid, the nominal amount of shares and the right of the shares in different classes.

Voting rights: In general shareholders' meetings, each shareholder who is a member of these meetings has as many votes in relation to the shares he holds or that are represented, without any other limitations other than those that may arise from statutory provisions. There is no statutory clause that provides for a double or multiple vote in favor of France Telecom shareholders.

Dividends: The methods of the payment of dividends approved by the general shareholders' meeting are defined by the meeting or, failing that, by the Board of Directors. However, cash dividends must be paid within a maximum of nine months after the close of the financial year, unless extended by court order. The ordinary shareholders' general meeting has the option to grant each shareholder, for all or part of the dividends distributed, an option between payment of the dividend in cash or in shares, subject to legal requirements. Prior authorization by the shareholders' meeting is required for dividends or interim dividends paid in the form of shares.

Interim dividends may be distributed before the accounts for the fiscal year are approved where a balance sheet, drawn up during or at the end of a fiscal year and certified by an auditor, shows that France Telecom has earned distributable income since the end of the preceding fiscal year, once requisite depreciation and provisions have been constituted and after deducting of any previous loss and amounts, if applicable, to be allocated to reserves, under the law or the by-laws, and taking account of profit carried forward (report beneficiaire). The amount of these accounts may not exceed the amount of the profit thus defined.

Dividends not claimed within 5 years after the payment date will be deemed to expire.

Statutory threshold limit: In addition to the legal obligation to inform France Telecom and the French Autorite des marches financiers ("AMF") of thresholds exceeding 5 %, 10 %, 20 %, 33 1/3 %, 50 % and 66 2/3 % of the capital or voting rights, any person acting alone or in concert who becomes, directly or indirectly, within the meaning of Articles L.233 7 et seq. of the French Commercial Code, the owner of shares, voting rights or securities issued representing shares representing more than 0.5% of France Telecom's share capital or voting rights, must notify France Telecom, within 5 trading days of the date upon which the securities are registered, by registered mail, return receipt requested, of the total number of shares, voting rights and securities giving access to capital that it holds.

This declaration shall be renewed in accordance with the aforementioned conditions each time a new 0.5% threshold is reached or crossed, whether upwards or downwards and irrespective of the reason, including beyond the 5% threshold.

In the event of non-compliance with the abovementioned provisions, the shareholder(s) in question shall be, in accordance with statutory provisions and limits, deprived of the voting rights attached to the shares exceeding the thresholds subject to such a declaration, insofar as one or more shareholders holding at least 0.5% of the capital or voting rights request this measure during the general shareholders' meeting.



3.14     NEGOTIABILITY OF SHARES

The shares are fully negotiable, subject to legal and regulatory provisions. The by-laws of France Telecom do not restrict the negotiability of shares resulting from the exercise of the ILOs.

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3.15     LISTING OF THE NEW SHARES ISSUED FROM THE EXERCISE OF THE ILOs

France Telecom shares are listed on the Eurolist market of Euronext Paris S.A. France Telecom shares bearing dividends are identified by the ISIN code FR0000133308 (Symbol: FTE) and are eligible for the deferred settlement service (Service a Reglement Differe).

The new shares issued from the exercise of the ILOs shall periodically be listed on the Eurolist market of Euronext Paris S.A. They shall be negotiable as if they were existing shares.

Industry code: APE 642 C.

Securities service and centralization fiscal agency: BNP Paribas Securities Services, Les Collines de l'Arche, 92057 Paris La Defense or any other representative who may replace it in such responsibility.



3.16     OTHER LISTINGS

The shares of the company shall also be listed as American Depositary Shares
(ADS) on the New York Stock Exchange (NYSE).


3.17     TAX REGIME OF THE COMPANY SHARES ISSUED FROM THE EXERCISE OF ILOs

This section has been intentionally omitted.



3.18     MASSE OF ILO HOLDERS

Pursuant to Article L.228-103 of the French Commercial Code, the ILO Holders are grouped together in a collective group (the "Masse"), which has legal personality.

3.18.1   Representatives of the Masse

Pursuant to Article L.228-47 of the French Commercial Code, the following has been appointed as the representative of the Masse: Pascal Leclerc, residing at 118, rue Jeanne d'Arc, 75 013 Paris.

The representative will have, in the absence of any resolution by the general meeting of ILO holders stating the contrary, the powers to carry out, on behalf of the Masse, all management actions necessary to protect the common interests of the ILO Holders.

The representative will exercise his or her duties until his or her death, resignation or dismissal by the general meeting of ILO Holders or in the case of incompetence or conflict. The representative's appointment will automatically cease upon the Maturity Date, or on the date that all ILOs become void and cancelled or have been repurchased by the Company. This term is, if need be, extended as of right until the definitive resolution of legal proceedings the representative may be party to and the execution of any related decisions or transactions.

The remuneration of each of the representatives of the Masse, payable by the Company, is 300 euros annually, payable on December 31 of each year from 2005 to 2017 inclusive, insofar as there are ILOs outstanding at such date.

The substitute representative of the Masse will be Jean-Pierre Pasquier, residing at 25, avenue de Verdun, 94 000 Creteil.

This substitute representative may be called upon to successively replace the incumbent representative to the extent that such representative is incapacitated.

The substitute representative will assume his or her office on the date of the reception of the registered letter by which the incumbent representative, the Company, or any other interested party, has notified him or her of any permanent or temporary inability of the incapacitated representative; this notification will also, as applicable, be made in the same form to the Company.


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In the event of temporary or permanent substitution, the substitute representative will have the same powers as the incumbent representative.

The substitute representative will be entitled to the annual compensation of 300 euros only if he is permanently appointed as a representative of the Masse. This compensation accrues as of the date on which he assumes office in this capacity.

The Company will bear the remuneration of the representatives of the Masse and the costs of calling and holding general meetings of the ILO Holders and publishing their decisions, as well as the fees linked to the designation of the representatives of the Masse according to Article L.228-50 of the French Commercial Code, all the administration and management costs of the Masse and the costs of the general meetings of such Masse.


3.18.2   General Meetings

The general meetings of the ILO holders may be held at anytime upon convening by the Company or by representatives. One or more ILO Holders, owning in aggregate at least a thirtieth of all outstanding ILOs, may address a request to the Company or to the representatives for the convening of a general meeting. If the general meeting is not convened within two months following the request, the applicants may appoint one of them to petition the competent courts under the authority of the Paris Appellate Court (Cour d'Appel de Paris), so that a proxy be appointed in order to convene the general meeting.

Each ILO Holder has the right to attend the general meetings, in person or by proxy. Each ILO gives the right to one vote.

In the event that a general meeting of ILO Holders should be convened, it shall be held at the headquarters of the Company or at any other location specified in the notices of the meeting.

The general meeting may deliberate on setting the remuneration of the representatives, the dismissal and replacement of the representatives and may also rule on any other matter pertaining to rights, actions and advantages that are attached or that will be subsequently attached to the ILOs, or that ensue or that will subsequently ensue from the ILOs, including the authorization of the representatives to take legal action, either as plaintiff or defendant.

The general meeting may, furthermore, deliberate on any plan to modify this allocation, including:

(i) any proposition of arbitration or transactional settlement relating to litigious rights or rights having been the object of judicial decisions; and

(ii) any proposition relative to the issuance of financial instruments benefiting from a right of preference with regards to the rights of the ILO Holders.

It must be specified, however, that the general meeting may not increase the expenses of the ILO holders, nor establish unequal treatment between the ILO Holders.

The Company may modify its form and purpose without prior authorization from the Masse of the ILO Holders.

The general meetings shall deliberate according to the conditions of quorum and majority as required by the laws and regulations in force.

Each ILO Holder has the right, during a period of 15 days prior to the general meeting of the Masse, to examine and make copies of, in person or by proxy, at the registered office or administrative headquarters of the Company or, as the case may be, at such place as is specified in the notice for such meeting, the text of the resolutions to be proposed and any reports to be presented to the meeting.



3.18.3   Subsequent Allocations

In the event that subsequent allocations should offer subscribers rights identical to those of the ILOs and if it is provided for in the relevant issuance agreements, the holders of the totality of these ILOs will be brought together into a single Masse.


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3.19     COMPETENT COURTS IN THE EVENT OF LEGAL PROCEEDINGS

In the event of litigation with the Company, the competent courts are those of the headquarters of the Company when it is the defendant and are designated according to the nature of the legal proceedings, unless stated otherwise in the New Civil Procedure Code (Nouveau code de procedure civile).


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